Exhibit 99.1

Polaris Reports Record Second Quarter 2013 Results; EPS Increased 15% to $1.13 With Sales Growth of 12%

Company increases full year 2013 EPS guidance

Second Quarter Highlights:

  Net income increased 15% to $80.0 million, or $1.13 per diluted share, with sales increasing 12% to $844.8 million, setting records for second quarter sales and earnings.
  North American retail sales improved, rising 11% year-over-year in the second quarter.
  Gross profit margin percentage increased 120 basis points to 29.9% primarily due to higher selling prices and lower product costs.
  Raising guidance for full year 2013 earnings to a range of $5.20 to $5.30 per diluted share, up 18% to 20% over 2012 based on expected full year 2013 sales growth of 13% to 15%.

MINNEAPOLIS--(BUSINESS WIRE)--July 23, 2013--Polaris Industries Inc. (NYSE: PII) today reported record second quarter net income of $80.0 million, or $1.13 per diluted share, for the quarter ended June 30, 2013, up 15 percent from the prior year’s second quarter net income of $69.8 million, or $0.98 per diluted share. Sales for the second quarter 2013 totaled a record $844.8 million, an increase of 12 percent over last year’s second quarter sales of $755.4 million.

Scott Wine, Polaris’ Chairman and Chief Executive Officer, stated, “We are pleased with the strength of our brands and the performance of our team, as they overcame unusually wet weather conditions across North America and sluggish international consumer demand to once again deliver record results. Retail sales to consumers in North America rose 11 percent in the second quarter, accelerating from softer first quarter results and sequentially reducing dealer inventory ahead of perhaps the most eagerly anticipated new product launch in the Company’s history. We also gained market share in our Off-Road Vehicle business, despite increasing competitive pressure. In addition, we expanded gross margin by 120 basis points, driven in large part by increased selling prices and continued product cost reduction efforts.”

Wine continued, “The second half of 2013 will be a momentous time for Polaris. In the coming weeks we will introduce some of the most exciting products in our history, which we expect will accelerate retail growth for the remainder of the year and beyond. The much anticipated re-launch of Indian Motorcycles has finally arrived, just a few short years after we purchased the brand in 2011. The motorcycles are gorgeous, the distribution channel is developing nicely and on August 3rd at the motorcycle rally in Sturgis, South Dakota, we will officially bring choice, in the form of the oldest American motorcycle company, back to the motorcycle riding community. While we are extremely enthusiastic about our future in motorcycles, we are equally excited to unveil some of the most innovative Off-Road Vehicles the Company has ever developed at our upcoming Dealer Meeting next week. Given continued share gains, and the actual performance of the Company in the second quarter, we are again confident in raising our earnings expectations for the full year 2013.”

2013 Business Outlook

For the full year 2013, the Company is increasing its earnings guidance and now expects earnings to be in the range of $5.20 to $5.30 per diluted share, an increase of 18 to 20 percent over full year 2012 earnings of $4.40 per diluted share. Full year 2013 sales are expected to grow in the range of 13 percent to 15 percent from 2012. We currently anticipate the overall economic environment around the world to remain relatively unchanged from the first half of 2013.

Second Quarter Performance Summary (in thousands except per share data)
	Three Months ended June 30,			Six Months ended June 30,
Product line sales	2013	2012	Change	2013	2012	Change
Off-Road Vehicles	$619,223	$581,143	7%	$1,160,495	$1,085,710	7%
Snowmobiles	8,461	8,873	-5%	23,175	13,520	71%
Motorcycles	49,872	53,122	-6%	101,669	108,011	-6%
Small Vehicles	33,714	11,615	190%	44,773	21,382	109%
Parts, Garments & Accessories	133,530	100,693	33%	260,597	200,573	30%
Total Sales	$844,800	$755,446	+12%	$1,590,709	$1,429,196	+11%
Gross profit	$252,338	$216,749	+16%	$468,986	$411,712	+14%
Gross profit as a % of sales	29.9%	28.7%	+120 bpts	29.5%	28.8%	+70 bpts
Operating expenses	$138,286	$114,530	+21%	$263,039	$225,129	+17%
Operating expenses as a % of sales	16.4%	15.2%	+120 bpts	16.5%	15.8%	+70 bpts
Operating Income	125,554	110,434	+14%	$227,523	$201,981	+13%
Operating Income as a % of sales	14.9%	14.6%	+30 bpts	14.3%	14.1%	+20 bpts
Net Income	$80,004	$69,823	+15%	$155,468	$129,901	+20%
Net income as a % of sales	9.5%	9.2%	+30 bpts	9.8%	9.1%	+70 bpts
Diluted Net Income per share	$1.13	$0.98	+15%	$2.20	$1.83	+20%

Off-Road Vehicle (“ORV”) sales increased 7 percent from the second quarter 2012 to $619.2 million. This increase reflects continued North American market share gains for both ATVs and side-by-side vehicles. Polaris North American ORV unit retail sales were up low double digits percent from the second quarter last year, with consumer purchases of side-by-side vehicles climbing double digits percent and ATV retail sales up mid-single digits percent. The Company estimates the North American industry ORV retail sales increased mid-single-digits percent from the second quarter of 2012. North American ORV dealer inventories were up mid-teens percent from the second quarter of 2012 primarily to support new ORV product segments, but down sequentially from the 2013 first quarter, as anticipated.

Snowmobile sales totaled $8.5 million for the 2013 second quarter compared to $8.9 million for the second quarter of 2012. Second quarter snowmobile sales are routinely low for the Company as it is the off-season for snowmobile retail sales and shipments.

Sales for the Motorcycles division, which includes both Victory and Indian motorcycle sales, decreased six percent to $49.9 million in the 2013 second quarter compared to same period last year. The decline in the 2013 second quarter sales is due to the timing of shipments under the current order taking process called retail flow management (“RFM”) which is closely tied to retail sales compared to the second quarter last year wherein shipments were made based on annual dealer orders and timing of production. North American industry heavyweight cruiser and touring motorcycle retail sales increased low single digits percent during the 2013 second quarter as compared to the prior year’s second quarter. Over the same period, Victory North American consumer unit retail sales also increased in the low single digits percent range. North American Victory dealer inventory increased over 2012 levels due to increased segment stocking as part the RFM order taking process and an increase in the dealer count, as expected.

Sales of the Small Vehicles division, which is comprised of our GEM and Goupil electric vehicles as well as Aixam, which the Company acquired in the second quarter of 2013, increased 190 percent compared to the second quarter 2012 to $33.7 million. While the Aixam Mega acquisition contributed a substantial portion of Small Vehicles’ 2013 second quarter sales growth, both the GEM and Goupil brands experienced an increase in sales during the quarter compared to the same period last year.

Parts, Garments, and Accessories (“PG&A”) sales increased 33 percent during the second quarter 2013 compared to the same period last year to $133.5 million. In addition to continued double digits percent sales growth in all product lines and product categories during the quarter, the 2013 second quarter sales increase includes the additional PG&A related sales from the recent acquisitions of Klim and Aixam. Sales of PG&A to customers outside of North America also increased 33 percent during the 2013 second quarter compared to the same period last year.

International sales totaled $135.5 million for the 2013 second quarter, which represents a 22 percent increase over the same period in 2012. The increase in the second quarter sales included the recent acquisition of Aixam Mega, which accounted for essentially all of the increase. While PG&A sales were strong, wholegood ORV and motorcycle sales remained weak outside North America during the 2013 second quarter, due to continued sluggish economic and industry conditions primarily in Europe and Australia. However, the Company continued to gain market share during the 2013 second quarter in both ORV and motorcycles.

Gross profit was 29.9 percent of sales for the second quarter of 2013, an increase of 120 basis points from the 2012 second quarter. Gross profit dollars increased 16 percent to $252.3 million for the second quarter of 2013, compared to $216.7 million for the second quarter of 2012. The increase in gross profit dollars and percentage of sales was primarily due to continued product cost reduction efforts, higher selling prices and higher PG&A sales, offset somewhat by higher promotional costs and increased warranty costs.

Operating expenses for the second quarter 2013 increased 21 percent to $138.3 million or 16.4 percent of sales compared to $114.5 million or 15.2 percent of sales for the second quarter of 2012. Operating expenses in absolute dollars and as a percentage of sales for the second quarter of 2013 increased primarily due to higher sales and marketing costs partially related to the upcoming Indian Motorcycles re-launch, increased general and administrative expenses which include additional expenses related to the recent Aixam acquisition and continued infrastructure investments being made to support growth initiatives.

Income from financial services increased 40 percent to $11.5 million during second quarter 2013 compared to $8.2 million in the second quarter of 2012, primarily a consequence of increased profitability generated from the retail credit portfolios with Sheffield, GE and Capital One and higher income from the dealer inventory financing through Polaris Acceptance.

Equity in income (loss) of affiliates was $0.6 million of loss for the second quarter 2013, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other (income) expense was $1.2 million of income in the second quarter of 2013, compared to $0.2 million expense in the second quarter of 2012. The change is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the Company’s foreign subsidiaries.

Financial Position and Cash Flow

Net cash provided by operating activities increased 32 percent to $103.5 million for the year-to-date period ended June 30, 2013 compared to $78.4 million for the first half of 2012. The increase in net cash provided by operating activities for the 2013 period was largely due to increased net income, partially offset by a higher investment in working capital, primarily due to higher factory inventory compared to the same period in 2012. Total debt at the end of the second quarter was $107.6 million. The Company’s debt-to-total capital ratio was 12 percent at June 30, 2013, compared to 16 percent at the same period in 2012. Cash and cash equivalents were $217.7 million at June 30, 2013 compared to $289.3 million for the same period in 2012.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2013 second quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 48224988.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst / Investor Meeting in Washington, D.C. in conjunction with the annual dealer meeting. The meeting will be held on Tuesday, July 30, 2013 from 8:00 a.m. to 12:00 noon Eastern Time. Management will be discussing its future strategy to drive growth and profitability including a first look at some exciting new model year 2014 products.

Presenters at the meeting will include Scott Wine, Chairman and CEO; Bennett Morgan, President and COO and Mike Malone, Chief Financial Officer in addition to other members of the Polaris management team. The meeting agenda is posted under the “presentations” tab on the Polaris Investor Relations website www.polaris.com/irhome.

A live webcast of the meeting including audio and a slide presentation will be available by accessing our website at www.polaris.com/irhome. A replay of the webcast will be available on our website for one week following the event.

For more information about the Analyst Meeting please contact Peggy James at 763-542-0502.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and small vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2013 sales, shipments, net income, net income per share, new manufacturing operations initiatives, joint venture projects and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; joint venture projects; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Sales	$844,800	$755,446	$1,590,709	$1,429,196
Cost of sales	592,462	538,697	1,121,723	1,017,484
Gross profit	252,338	216,749	468,986	411,712
Operating expenses:
Selling and marketing	62,238	50,555	116,731	95,688
Research and development	34,604	31,216	66,054	61,682
General and administrative	41,444	32,759	80,254	67,759
Total operating expenses	138,286	114,530	263,039	225,129
Income from financial services	11,502	8,215	21,576	15,398
Operating income	125,554	110,434	227,523	201,981
Non-operating expense (income):
Interest expense	1,371	1,466	2,844	2,978
Equity in loss of other affiliates	586	—	998	—
Other (income) expense, net	(1,230)	210	(3,698)	(2,367)
Income before income taxes	124,827	108,758	227,379	201,370
Provision for income taxes	44,823	38,935	71,911	71,469
Net income	$80,004	$69,823	$155,468	$129,901
Basic net income per share	$1.16	$1.01	$2.26	$1.89
Diluted net income per share	$1.13	$0.98	$2.20	$1.83
Weighted average shares outstanding:
Basic	68,867	68,954	68,830	68,795
Diluted	70,755	71,161	70,759	70,993

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	June 30, 2013	June 30, 2012

Assets
Current Assets:
Cash and cash equivalents	$217,674	$289,294
Trade receivables, net	148,725	134,876
Inventories, net	428,634	357,960
Prepaid expenses and other	47,169	32,112
Income taxes receivable	13,520	9,164
Deferred tax assets	84,215	78,765
Total current assets	939,937	902,171
Property and equipment, net	342,713	223,777
Investment in finance affiliate	55,346	41,692
Investment in other affiliates	17,901	5,000
Deferred tax assets	4,686	12,738
Goodwill and other intangible assets, net	223,537	76,379
Other long-term assets	26,282	14,594
Total Assets	$1,610,402	$1,276,351
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$3,297	$2,630
Accounts payable	236,347	192,113
Accrued expenses:
Compensation	85,206	87,090
Warranties	42,717	38,685
Sales promotions and incentives	98,006	79,955
Dealer holdback	84,570	71,998
Other	72,487	74,410
Income taxes payable	16,539	1,873
Total current liabilities	639,169	548,754
Long term income taxes payable	8,279	8,437
Capital lease obligations	4,304	4,959
Long-term debt	100,000	100,000
Other long-term liabilities	51,187	43,862
Total liabilities	$802,939	$706,012
Shareholders’ Equity:
Total shareholders’ equity	807,463	570,339
Total Liabilities and Shareholders’ Equity	$1,610,402	$1,276,351

Certain reclassifications of previously reported balance sheet amounts have be conform to the current year presentation

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Six months ended June 30,
	2013	2012
Operating Activities:
Net income	$155,468	$129,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,279	32,677
Noncash compensation	34,043	18,338
Noncash income from financial services	(2,384)	(1,599)
Noncash loss from other affiliates	998	—
Deferred income taxes	(6,356)	(3,228)
Tax effect of share-based compensation exercises	(9,868)	(10,450)
Changes in operating assets and liabilities:
Trade receivables	(18,297)	(20,014)
Inventories	(65,761)	(60,668)
Accounts payable	51,212	45,622
Accrued expenses	(84,105)	(69,436)
Income taxes payable/receivable	20,358	27,797
Prepaid expenses and others, net	(11,073)	(10,567)
Net cash provided by operating activities	103,514	78,373
Investing Activities:
Purchase of property and equipment	(93,720)	(41,591)
Investment in finance affiliate, net	4,026	2,158
Investment in other affiliates	(6,063)	—
Acquisition of businesses, net of cash acquired	(134,817)	(383)
Net cash used for investing activities	(230,574)	(39,816)
Financing Activities:
Borrowings under capital lease obligations	1,432	1,968
Repayments under capital lease obligations	(1,873)	(1,422)
Repurchase and retirement of common shares	(31,869)	(48,634)
Cash dividends to shareholders	(57,487)	(50,749)
Tax effect of proceeds from share-based compensation exercises	9,868	10,450
Proceeds from stock issuances under employee plans	10,219	14,690
Net cash used for financing activities	(69,710)	(73,697)
Impact of currency exchange rates on cash balances	(2,571)	(902)
Net decrease in cash and cash equivalents	(199,341)	(36,042)
Cash and cash equivalents at beginning of period	417,015	325,336
Cash and cash equivalents at end of period	$217,674	$289,294

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500